CIGNA  CORPORATION                                                    EXHIBIT 12
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)
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                                                                  Six Months Ended
                                                                        June 30,
                                                               1998               1997
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
Income before income taxes                                 $      1,239        $        848
                                                           -------------       ------------

Fixed charges included in income:
    Interest expense                                                 65                 52
    Interest portion of rental expense                               40                 38
                                                           -------------       ------------

Total fixed charges included in income                              105                 90
                                                           -------------       ------------


Income available for fixed charges                         $      1,344        $       938
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RATIO OF EARNINGS TO FIXED CHARGES                                 12.8               10.4
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